Exhibit 99.1

Qualstar Adds 3”x5” 1U 500 Watt Power Supplies to its N2Power Brand Product Portfolio

WESTLAKE VILLAGE, CA (USA) November 5, 2015 – Qualstar Corporation (NASDAQ: QBAK) announced today that its N2Power Division, an industry leader in design and manufacturer of compact and highly-efficient power supplies, has expanded its AC-DC offerings by adding a 3”x 5” XL500 Series (500 watts) to its portfolio of products.

N2Power’s introduction of the higher-powered XL500 demonstrates our continuing commitment to give OEM engineers more power in less space than our competitors. N2 Power is leading the industry with the XL500, putting 500 watts in a 3”x 5” package. The XL500 is a key addition to our existing XL and PL programmable power supply products that deliver a variety of single output voltages ranging from 5V to 60V and supporting 450 to 3000 watts of power. These supplies are ideal for power-hungry broadcast, storage and networking products with applications in the industrial, gaming and instrumentation markets. Certifications for the XL500 include CE, UL/cUL; IEC 69050-1 (2nd Edition) am1, am2; EN 60950-1:2006 /A11:2009 /A1:2010 /A12:2011/ A2:2013; UL 60950-1 (2nd Edition) and RoHS II. The N2Power XL500 Series can withstand up to 2G vibrations and come with a 3 year standard warranty.

“The addition of the 3” x 5” XL500 to our high-power family will allow engineers to reclaim more product space without giving up efficient and dependable power,” said Randy Johnson, N2Power’s Managing Director. “The XL500 series release shows that we are continuing to execute our long-term product plan to offer a more complete spectrum of AC-DC power centric solutions to our distribution partners and customers.” Mr. Johnson stated further that "N2Power’s OEM customers can continue to rely on N2Power to give them the flexibility needed in managing product inventory through our distribution channels.”

Orders for the XL500 are being accepted immediately. Call Veronica Dominguez at 805-583-7744 x122 for pricing. Free samples will be available as of November 23rd from N2Power’s extensive distribution network. Check our website www.n2power.com for authorized distribution partners.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744. Connect with Qualstar on LinkedIn or Twitter.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar's ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar's ability to successfully implement and recognize cost savings; Qualstar's ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar's new products; Qualstar's ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar's products; increased global competition and pricing pressure on Qualstar's products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar's filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC's website (www.sec.gov) or from Qualstar's website (www.qualstar.com).

CONTACT INFORMATION:

Randy Johnson

Managing Director

N2Power, a Division of Qualstar Corporation

randy.johnson@n2power.com

805-583-7744 x 203